As filed with the Securities and Exchange Commission on June 9, 1999.

                                                        File No. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          MISSION WEST PROPERTIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Maryland                                    95-2635431
   (State or Other Jurisdiction             (I.R.S. Employee Identification No.)
 of Incorporation or Organization)

                    10050 Bandley Drive, Cupertino, CA 95014
                                  (408)725-0700
   (Address, including ZIP Code and Telephone Number, of Principal Executive
                                    Offices)


                          MISSION WEST PROPERTIES, INC.
                             1997 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                Mr. Carl E. Berg
                10050 Bandley Drive, Cupertino, California 95014
                    (Name and Address of Agent For Service)

                                (408) 725-0700
         (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                                  Alan B. Kalin
                                Daniel D. Meyers
                     McCutchen, Doyle, Brown & Enersen, LLP
               3150 Porter Drive, Palo Alto, California 94304-1212
                     Tel: (650)840-4400, Fax: (650)849-4800

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------
   Title of
  Each Class                                Proposed       Proposed
      of                                    Maximum        Maximum
  Securities               Amount To        Offering       Aggregate     Amount of
     To Be                    Be            Price Per      Offering     Registration
  Registered              Registered(1)       Unit*         Price*          Fee
--------------------------------------------------------------------------------------
Outstanding shares and       392,917        $4.50(2)      $ 1,768,127     $   492
  options to purchase
  Common Stock, $.001
  par value

Common Stock, $.001        5,092,083        $8 3/8(4)     $42,646,196     $11,856
  par value, reserved
  for future option
  grants(3)
                           ---------        --------      -----------     -------
  TOTAL                    5,485,000           -          $44,414,323     $12,348

------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the reciept of consideration which results in an increase in the number of the outstanding shares of stock.

(2) Fee calculated pursuant to Rule 457(h)(i) based upon the weighted average exercise price of options granted and outstanding as of May 28, 1999 which equals the maximum aggregate offering price for all outstanding options divided by the number of shares of common stock subject to the outstanding options.

(3) Shares of common stock issuable on exercise of options which may be granted in the future under the option plan.

(4) Estimated solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices reported for the common stock on the American Stock Exchange on June 9, 1999, pursuant to Rule 457(h)(1) and 457(c).

* Estimated solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices reported for the Common Stock on the American Stock Exchange on June 9, 1999, pursuant to Rule 457(h)(i).

     The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

                                 450,000 SHARES

                          MISSION WEST PROPERTIES, INC.

                                  COMMON STOCK
                                ----------------

     This prospectus relates to the reoffer and resale of 450,000 shares of our common stock, $.001 par value, which have been or may be acquired under our 1997 Stock Option Plan, or Option Plan, or other employee benefit plans. The shares of Common Stock acquired under the Option Plan may be offered from time to time by the selling stockholders named or described in this prospectus. The shares may be offered through brokers and dealers to be selected by the selling stockholders, and may be offered for sale through the American Stock Exchange, or "AMEX", or the Pacific Exchange Incorporated, or "PSE", pursuant to this registration statement, pursuant to Rule 144, in negotiated transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
See "Selling Stockholders" and "Plan of Distribution."

      We will receive none of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear certain expenses, including the fees and costs of preparing, filing and keeping effective this registration statement (other than selling commissions and fees and expenses of counsel and other advisors to the selling stockholders) in connection with the registration of the shares.

      Our common stock is listed on the AMEX and the PSE under the symbol "MSW". On June 9, 1999, the closing price of the common stock, as quoted on the AMEX, was $8 3/8.

                               -------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                               -------------------

      The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June 10, 1998.



                                TABLE OF CONTENTS
Available Information .................................................3

Information Incorporated by Reference..................................3

Risk Factors ..........................................................4

Use of Proceeds ......................................................11

The Selling Stockholders .............................................11

Plan of Distribution .................................................12

Legal Matters ........................................................12

Experts ..............................................................12

Disclosure of Commission Position on Indemnification
   for Securities Act Liabilities ....................................12


                              AVAILABLE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the "Exchange Act". In accordance with the Exchange Act, we file all required reports, proxy statements and other information with the Securities and Exchange Commission, or the "Commission". Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission ("http://www.sec.gov"). Such reports, proxy statements and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, and the Pacific Exchange Incorporated, 115 Sansome Street, 8th Floor, San Francisco, California.

                      INFORMATION INCORPORATED BY REFERENCE

      The following documents filed by us with the Commission are incorporated by reference in this prospectus:

      1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

      2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998.

      3. The description of our common stock contained in our registration statement on Form S-4 filed on May 15, 1998 and declared effective on November 23, 1998 (Registration #333-52835-99) and the prospectus dated November 23, 1998 filed pursuant to Rule 424(b).

      The above-listed documents are on file with the Commission and are incorporated in this prospectus by reference and made a part hereof. All documents we subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the common stock under this prospectus shall be deemed to be incorporated by reference into this prospectus registration statement. Any statement contained in this prospectus, any prospectus supplement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

      We will cause to be furnished without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a complete copy of the above referenced Form 10-K or Form 10-Q or other documents filed under the Exchange Act. Requests should be addressed to: Mission West Properties, 10050 Bandley Drive, Cupertino, CA 95014; telephone:
(408) 725-0700.

                                 RISK FACTORS

     You should carefully consider the following risks, together with the other information contained and incorporated by reference in this prospectus before deciding to invest in shares of our common stock. The following risks relate principally to our business and the industry in which we operate. The risks and uncertainties classified below are not the only ones we face.

WE ARE DEPENDENT ON CARL E. BERG, AND IF WE LOSE HIS SERVICES OUR BUSINESS MAY BE HARMED AND OUR STOCK PRICE COULD FALL.

     We are substantially dependent upon the leadership of Carl E. Berg, our Chairman, President and Chief Executive Officer. Losing Mr. Berg's knowledge and abilities could have a material adverse effect on our business and the value of our common stock. He manages our day-to-day operations and devotes a significant portion of his time to our affairs, but he has a number of other business interests as well. These other activities reduce Mr. Berg's attention to our business.


MR.  BERG  AND HIS  AFFLILIATES  EFFECTIVELY  CONTROL  OUR  CORPORATION  AND THE
OPERATING PARTNERSHIPS AND MAY ACT IN WAYS THAT ARE DISADVANTAGEOUS TO OTHER STOCKHOLDERS.

     SPECIAL BOARD VOTING PROVISIONS. Our governing corporate documents, which are our articles of amendment and restatement, or charter, and our bylaws, provide substantial control rights for the Berg Group. The Berg Group's control of our corporation means that the value and returns from your investment in us are subject to the Berg Group's exercise of its rights. These rights include a requirement that Mr. Berg or his designee as director approve certain fundamental corporate actions, including amendments to our charter and bylaws and any merger, consolidation or sale of all or substantially all of our assets. In addition, our bylaws provide that a quorum necessary to hold a valid meeting of the board of directors must include Mr. Berg or his designee. The rights described in the two preceding sentences apply only as long as the Berg Group members and their affiliates, other than us and the operating partnerships, beneficially own, in the aggregate, at least 15% of the outstanding shares of common stock on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units. Also, directors representing more than 75% of the entire board of directors must approve other significant transactions, such as incurring debt above certain amounts and conducting business other than through the operating partnerships. Without the approval of Mr. Berg or his designee, board of directors approval that we may need for actions that might result in a sale of your stock at a premium or raising additional capital when needed may be difficult or impossible to obtain.

     BOARD OF DIRECTORS REPRESENTATION. The Berg Group members have the right to designate two of the director nominees submitted by our board of directors to stockholders for election, as long as the Berg Group members and their affiliates, other than us and the operating partnerships, beneficially own, in the aggregate, at least 15% of the outstanding shares of common stock on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units. If the fully diluted ownership of the Berg Group members and their affiliates, other than us and the operating partnerships, is less than 15% but is at least 10% of the common stock, the Berg Group members have the right to designate one of the director nominees submitted by our board of directors to stockholders for election. Its right to designate director nominees affords the Berg Group substantial control and influence over the management and direction of our corporation. The Berg Group's interests could conflict with the interests of our stockholders, and could adversely affect the price of our common stock.

     SUBSTANTIAL OWNERSHIP INTEREST. The Berg Group currently owns O.P. Units representing approximately 84.7% of the equity interests in the operating partnerships and approximately 84.5% of our equity interests on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units. The O.P. Units may be converted into shares of common stock, subject to limitations set forth in our charter and other agreements with the Berg Group, and upon conversion would represent voting control of our corporation. The Berg Group's ability to exchange its O.P. Units for common stock permits it to exert substantial influence over the management and direction of our corporation. This influence increases our dependence on the Berg Group.

     LIMITED PARTNER APPROVAL RIGHTS. Mr. Berg and other limited partners, including other members of the Berg Group, may restrict our operations and activities through rights provided under the terms of the amended and restated agreement of limited partnership which governs each of the operating partnerships and our legal relationship to each operating partnership as its general partner. Matters requiring approval of the holders of a majority of the O.P. Units, which necessarily would include the Berg Group, include the following:

     - the amendment, modification or termination of any of the operating partnership agreements;

     - the transfer of any general partnership interest in the operating partnerships, including with certain exceptions, transfers attendant to any merger, consolidation or liquidation of our corporation;

     - the admission of any additional or substitute general partners in the operating partnerships;

     -    any other change of control of the operating partnerships;

     - a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee for any of the assets of the operating partnerships; and

     - the institution of any bankruptcy proceeding for any operating partnership.

     In addition, as long as the Berg Group members and their affiliates, other than us and the operating partnerships, beneficially own, in the aggregate, at least 15% of the outstanding shares of common stock on a fully diluted basis, which is calculated based on all outstanding shares of common stock and all shares of common stock that could be acquired upon the exercise of all outstanding options to acquire our voting stock, as well as all shares of common stock issuable upon exchange of all O.P. Units, the consent of the limited partners holding the right to vote a majority of the total number of O.P. Units outstanding is also required with respect to:

     - the sale or other transfer of all or substantially all of the assets of the operating partnerships and certain mergers and business combinations resulting in the complete disposition of all O.P. Units;

     - the issuance of limited partnership interests senior to the O.P. Units as to distributions, assets and voting; and

     -    the liquidation of the operating partnerships.

     The liquidity of your investment in our common stock, including our ability to respond to acquisition offers, will be subject to the exercise of these rights.

OUR CONTRACTUAL BUSINESS RELATIONSHIP WITH THE BERG GROUP PRESENTS ADDITIONAL CONFLICTS OF INTERESTS WHICH MAY RESULT IN THE REALIZATION OF ECONOMIC BENEFITS OR THE DEFERAL OF TAX LIABILITIES BY THE BERG GROUP WITHOUT EQUIVALENT BENEFITS TO OUR STOCKHOLDERS

     Our contracts with the Berg Group provide it with interests that could conflict with the interests of our other stockholders, including the following:

     - our headquarters are leased from an entity owned by the Berg Group, to whom we pay rent of approximately $6,700 per month;

     - the Berg Group is permitted to conduct real estate and business activities other than our business;

     - if we decline an opportunity that has been offered to us, the Berg Group may pursue it, which would reduce the amount of time that Mr. Berg could devote to our affairs and could result in the Berg Group's development of properties that compete with our properties for tenants;

     - in general, we have agreed to limit the liability of the Berg Group to our corporation and our stockholders arising from the Berg Group's pursuit of these other opportunities;

     - we acquired most of our properties from the Berg Group on terms that were not negotiated at arm's length and without many customary representations and warranties that we would have sought in an acquisition from an unrelated party; and

     - we have assumed liability for debt to the Berg Group and debt for which the Berg Group was liable.

     The Berg Group has agreed that the independent directors committee of our board of directors must approve all new transactions between us and any of them, or between us and any entity in which it directly or indirectly owns 5% or more of the equity interests, including the operating partnerships for this purpose. This committee currently consists of three directors who are independent of the Berg Group.

     EXCLUDED PROPERTIES. With our prior knowledge, the Berg Group retained two R&D properties in Scotts Valley, California, in Santa Cruz County, in which we and the operating partnerships have no ownership interest. Efforts of the Berg Group to lease these other properties may interfere with similar efforts on our behalf.

     PENDING DEVELOPMENT PROJECTS. We and the operating partnerships have agreed under the terms of a pending projects acquisition agreement to acquire from the Berg Group each of five R&D properties potentially aggregating approximately 395,000 rentable square feet as it is completed and leased. The purchase price for each property will be calculated based on a fixed capitalization rate applied to actual average rental rates on the property over the lease term. We currently estimate that the aggregate purchase price of these five properties, assuming payment in cash and/or assumption of debt, will be approximately $41.9 million. The Berg Group may elect to receive cash or O.P. Units, valued at $4.50 per unit, which value was set when we entered into the acquisition agreement with the Berg Group in May 1998. Our stock was not trading at that time. As the market price of a share of common stock was $8 3/8 at June 9, 1999, this valuation represents a substantial discount from the current market value of the common stock that may be issued in exchange for these O.P. Units. Our issuance of O.P. Units to acquire any of these properties, instead of paying cash, may result in a higher acquisition cost and additional depreciation expenses that reduce our net income per share. Acquisitions of additional O.P. Units will increase the Berg Group's ownership interest in our business and could reduce the amount of cash available for distribution per share to our other stockholders which could cause our stock price to fall.

     The Berg Group's election to receive cash in place of O.P. Units for these properties and to place debt on the properties that we would be required to assume would reduce our liquidity and could increase our debt to total market capitalization ratio. These factors could harm our business and cause our stock price to fall, while the Berg Group receives substantial benefits.

     BERG LAND HOLDINGS. The Berg Group owns or has an option to purchase several parcels of unimproved land in the Silicon Valley that we and the operating partnerships have the right to acquire under the terms of the Berg land holdings option agreement. The Berg Group is not obligated to exercise the option that it holds to acquire one of the properties that is subject to the agreement, however. If the Berg Group fails to exercise that option, we will lose the ability to purchase that property. In addition, we have agreed to pay a fixed amount plus additional charges for any of the properties that we do acquire. We must pay the acquisition price in cash unless the Berg Group elects, in its discretion, to receive O.P. Units valued at the average market price of a share of common stock during the 30-day period preceding the acquisition date. At the time of acquisition, which is subject to the approval of the independent directors committee of our board of directors, these properties may be encumbered by debt that we or the operating partnerships will be required to assume or repay. The use of our cash or an increase in our indebtedness to acquire these properties could have a material adverse effect on our financial condition, results of operations and ability to make cash distributions to our stockholders.

     TAX CONSEQUENCES OF SALE OF PROPERTIES. Because many of our properties have unrealized taxable gain, a sale of these properties could create adverse income tax consequences for limited partners of the operating partnerships. We have agreed with Carl E. Berg, Clyde J. Berg and John Kontrabecki that each can prevent us and the operating partnerships from selling or transferring properties, that were directly or indirectly acquired from him in July, 1998, in any taxable transaction prior to December 29, 2008. As a result, our opportunities to sell these properties may be limited. If we need to sell any of these properties to raise cash to service our debt, acquire new properties, pay cash distributions to stockholders or for other working capital purposes, we may be unable to do so. These restrictions could harm our business and cause our stock price to fall.

     TERMS OF TRANSFER; ENFORCEMENT OF AGREEMENT OF LIMITED PARTNERSHIP. The terms of the pending projects acquisition agreement, the Berg land holdings option agreement, the partnership agreement of each operating partnership, and other material agreements through which we have acquired our interests in the operating partnerships and the properties formerly controlled by the Berg Group were not determined through arm's-length negotiations, and could be less favorable to us than those obtained from an unrelated party. In addition, Mr. Berg and representatives of the Berg Group sitting on our board of directors may be subject to conflicts of interests with respect to their obligations as our directors to enforce the terms of the partnership agreement of each operating partnership when such terms conflict with their personal interests. The terms of our charter and bylaws also were not determined through arm's-length negotiations. Some of these terms, including representations and warranties applicable to acquired properties, are not as favorable as those that we would have sought through arm's-length negotiations with unrelated parties. As a result, an investment in our common stock may involve risks not found in businesses in which the terms of material agreements have been negotiated at arm's length.

     RELATED PARTY DEBT. As of March 31, 1999, we were liable for loans aggregating approximately $24.1 million payable to the Berg Group. These loans are secured by three of our properties and were initially scheduled to mature on March 31, 1999. The maturity date has been extended to December 31, 1999 by agreement with the Berg Group. Effective September 30, 1998, we assumed a $100 million line of credit with Wells Fargo Bank N.A. previously provided to and guaranteed by the Berg Group, which is secured by 14 of our properties. We have the right to draw on the line of credit and are liable for repayment of all amounts owing under the line of credit, which totaled approximately $18.5 million at March 31, 1999. The Berg Group continues to be liable as guarantor under the line of credit, which expires on October 1, 1999. All of these loans bear interest at an annual rate equal to that under the Wells Fargo Bank line of credit. If we are unable to repay our debts to the Berg Group or Wells Fargo Bank when due, however, the Berg Group, in addition to the lenders, could take action to enforce our payment obligations. Loan defaults of this type could materially adversely affect our business, financial condition and our results of operations and cause our stock price to fall. They also could result in a substantial reduction in the amount of cash distributions to our stockholders. In turn, if we fail to meet the minimum distributions test because of a loan default or another reason, we could lose our REIT classification for federal income tax purposes.

     In December 1998 and April 1999, in our capacity as the general partner of each of the operating partnerships, we declared cash distributions to all partners. The total distributions of approximately $16.5 million in the aggregate to the Berg Group were loaned back to the operating partnerships in lieu of having them draw additional funds under the line of credit. As of March 31, 1999, the amount owed was $9.6 million, which represents the portion of the loan related to the December 1998 distribution. The Berg Group may request repayment of these funds at any time. Such requests might be made when we or the operating partnerships do not have sufficient funds available to repay the loans. In that case, the Berg Group would have the right to take legal action to enforce our obligation to repay the requested amounts, which could harm our business and financial condition and could cause our stock price to fall. In addition, we do not anticipate that the Berg Group will always allow us to retain distributions payable to the Berg Group as a source of additional financing of our operations.

WE MAY CHANGE OUR INVESTMENT AND FINANCING POLICIES AND INCREASE YOUR INVESTMENT RISK WITHOUT STOCKHOLDER APPROVAL.

     Our board of directors determines the investment and financing policies of the operating partnerships and our policies with respect to certain other activities, including our business growth, debt capitalization, distribution and operating policies. Our board of directors may amend these policies at any time without a vote of the stockholders. Changes in these policies could materially adversely affect our financial condition, results of operations and ability to make cash distributions to our stockholders, which could harm our business and cause our stock price to fall.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER COULD PREVENT ACQUISITIONS OF OUR STOCK AT A SUBSTANTIAL PREMIUM.

     Provisions of our charter and our bylaws could delay, defer or prevent a transaction or a change in control of our corporation, or a similar transaction, that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders. Provisions of the Maryland general corporation law, which would apply to potential business combinations with acquirers other than the Berg Group or stockholders who invested in us in December 1998, also could prevent the acquisition of our stock for a premium.

AN INVESTMENT IN OUR STOCK INVOLVES RISKS RELATED TO REAL ESTATE INVESTMENTS THAT COULD HARM OUR BUSINESS AND CAUSE OUR STOCK PRICE TO FALL.

     RENTAL INCOME VARIES. Real property investments are subject to varying degrees of risk. Investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation which our properties generate, as well as our related expenses incurred. If our properties do not generate revenues sufficient to meet operating expenses, debt service and capital expenditures, our income and ability to make distributions to our stockholders will be adversely affected. Income from our properties may also be adversely affected by general economic conditions, local economic conditions such as oversupply of commercial real estate, the attractiveness of our properties to tenants and prospective tenants, competition from other available rental property, our ability to provide adequate maintenance and insurance, the cost of tenant improvements, leasing commissions and tenant inducements and the potential of increased operating costs, including real estate taxes.

     EXPENDITURES FOR PROPERTY OWNERSHIP ARE FIXED. Income from properties and real estate values are also affected by a variety of other factors, such as governmental regulations and applicable laws, including real estate, zoning and tax laws, interest rate levels and the availability of financing. Various significant expenditures associated with an investment in real estate, such as mortgage payments, real estate taxes and maintenance expenses, generally are not reduced when circumstances cause a reduction in revenue from the investment. Thus, our operating results and our cash flow may decline materially if our rental income is reduced.

     ILLIQUIDITY. Real estate investments are relatively illiquid, which limits our ability to restructure our portfolio in response to changes in economic or other conditions.

     GEOGRAPHIC CONCENTRATION. All of our properties are located in the southern portion of the San Francisco Bay Area commonly referred to as the "Silicon Valley." The Silicon Valley economy has been strong for the past several years, but future increases in values and rents for our properties depend to a significant extent on the health of this region's economy. Recent trends suggest that the supply of R&D office space available for rent has increased and that the demand for such space in the Silicon Valley has declined. According to "BT Commercial Real Estate Silicon Valley R & D Report, Q1 1999", vacancy rates rose from approximately 5.1% in early 1998 to 11.9% in early 1999.

     LOSS OF KEY TENANTS. Most of our properties are occupied by single tenants, many of whom are large, publicly traded information technology companies. Losing a key tenant could adversely affect our operating results and our ability to make distributions to stockholders if we are unable to obtain replacement tenants promptly.

     TENANT  BANKRUPTCIES.   Key  tenants  could  seek  the  protection  of  the
bankruptcy laws, which could result in the rejection and termination of their leases, thereby causing a reduction in our income.

     OUR SUBSTANTIAL INDEBTEDNESS. Our properties are subject to substantial indebtedness. If we are unable to make required mortgage payments, a loss could be sustained as a result of foreclosure on our properties by the mortgagee.
Failure to renew or replace our Wells Fargo line of credit when it expires in October 1999 would materially affect our business and our ability to pay dividends to stockholders. We cannot assure you that we will be able to obtain a replacement line of credit with terms similar to the Wells Fargo line of credit, or at all. Our cost of borrowing funds could increase substantially after the Wells Fargo line of credit expires. We have adopted a policy of maintaining a consolidated ratio of debt to total market capitalization, which includes for this purpose the market value of all shares of common stock for which outstanding O.P. Units are exchangeable, of less than 50%. This ratio may not be exceeded without the approval of more than 75% of our entire board of directors. Our board of directors may vote to change this policy, however, and we could become more highly leveraged, resulting in an increased risk of default on our obligations and an increase in debt service requirements that could adversely affect our financial condition, our operating results and our ability to make distributions to our stockholders.

     ENVIRONMENTAL CLEAN-UP LIABILITIES. Our properties and properties formerly held by our subsidiaries may expose us to liabilities under applicable environmental and health and safety laws. If these liabilities are material, our financial condition and ability to pay cash distributions may be affected adversely, which would cause our stock price to fall.

     UNINSURED LOSSES. We may sustain uninsured losses with respect to some of our properties. If these losses are material, our financial condition, our operating results and our ability to make distributions to our stockholders may be affected adversely.

     EARTHQUAKE DAMAGES ARE UNINSURED. All of our properties are located in areas that are subject to earthquake activity. Our insurance policies do not cover damage caused by seismic activity, although they do cover losses from fires after an earthquake. We generally do not consider such insurance coverage to be economical. If an earthquake occurs and results in substantial damage to our properties, we could lose our investment in those properties, which loss would have a material adverse effect on our financial condition, our operating results and our ability to make distributions to our stockholders.

FAILURE TO SATISFY FEDERAL INCOME TAX REQUIREMENTS FOR REITS COULD REDUCE OUR DISTRIBUTIONS, REDUCE OUR INCOME AND CAUSE OUR STOCK PRICE TO FALL.

     FAILURE TO QUALIFY AS A REIT. We intend to elect to be a REIT and to be taxed as such under the federal income tax laws for the year ending December 31, 1999. Although we currently intend to operate in a manner designed to enable us to qualify and maintain our REIT status, it is possible that economic, market, legal, tax or other considerations may cause us to fail to qualify as a REIT or may cause our board of directors either to refrain from making the REIT election or to revoke that election once made. To maintain REIT status, we must meet certain tests for income, assets, distributions to stockholders, ownership interests and other significant conditions. If we fail to qualify as a REIT in any taxable year, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Moreover, unless we were entitled to relief under certain provisions of the tax laws, we would be disqualified from treatment as a REIT for the four taxable years following the year in which our qualification was lost. As a result, funds available for distribution to our stockholders would be reduced for each of the years involved and, in addition, we would no longer be required to make distributions to our stockholders.

     REIT DISTRIBUTION REQUIREMENTS. To maintain REIT status, we must distribute as a dividend to our stockholders at least 95% of our otherwise taxable income, after certain adjustments, with respect to each tax year. We may also be subject to a 4% non-deductible excise tax in the event our distributions to stockholders fail to meet certain other requirements. Failure to comply with these requirements could result in our income being subject to tax at regular corporate rates and could cause us to be liable for the excise tax.

     OWNERSHIP LIMIT NECESSARY TO MAINTAIN REIT QUALIFICATION. As a REIT, the federal tax laws restrict the percentage of the total value of our stock that may be owned by five or fewer individuals to 50% or less. Our charter generally prohibits the direct or indirect ownership of more than 9% of our common stock by any stockholder. This limit excludes the Berg Group, which has an aggregate ownership limit of 20%. In addition, as permitted by our charter, our board of directors recently provided an exception to two other stockholders that permits them to collectively own, directly or indirectly, up to 18.5% of our common stock on an aggregate basis, subject to the terms of an ownership limit exemption agreement. In general, our charter prohibits the transfer of shares which result in a loss of our REIT qualification and provides that any such transfer or any other transfer which causes a stockholder to exceed the ownership limit will result in the shares being automatically transferred to a trust for the benefit of a charitable beneficiary.

STOCKHOLDERS ARE NOT ASSURED OF RECIEVING CASH DISTRIBUTIONS FROM US.

     Our income will consist primarily of our share of the income of the operating partnerships, and our cash flow will consist primarily of our share of distributions from the operating partnerships. Differences in timing between the receipt of income and the payment of expenses in arriving at our taxable income or the taxable income of the operating partnerships and the effect of required debt amortization payments could require us to borrow funds, directly or through the operating partnerships, on a short-term basis to meet our intended distribution policy.

     Our board of directors will determine the amount and timing of distributions by the operating partnerships and of distributions to our stockholders. Our board of directors will consider many factors prior to making any distributions, including the following:

     -    the amount of cash available for distribution;
     -    the operating partnerships' financial condition;
     -    whether to reinvest funds rather than to distribute such funds;
     -    the operating partnerships' capital expenditures;
     - the effects of new property acquisitions, including acquisitions under our existing agreements with the Berg Group;
     - the annual distribution requirements under the REIT provisions of the federal income tax laws; and
     -    such other factors as our board of directors deems relevant.

     We cannot assure you that we will be able to meet or maintain our cash distribution objectives.

OUR PROPERTIES COULD BE SUBJECT TO PROPERTY TAX REASSESSMENTS.

     We do not believe that our acquisition of interests in the operating partnerships in July 1998 resulted in any statutory changes in ownership that could give rise to a reassessment of any of the properties for California property tax purposes. We cannot assure you, however, that county assessors or other tax administrative agencies in California will not attempt to assert that such a change occurred as a result of this transaction. Although we believe that such a challenge would not be successful ultimately, we cannot assure you regarding the outcome of any related dispute or proceeding. A reassessment could result in increased real estate taxes on our properties that, as a practical matter, we may be unable to pass through to our tenants in full. This could reduce our net income and our funds available for distribution and cause our stock price to fall.

OUR   OBLIGATION  TO  PURCHASE   TENDERED  O.P.  UNITS  COULD  REDUCE  OUR  CASH
DISTRIBUTIONS

     Each of the limited partners of the operating partnerships, other than Mr. Berg and his brother, Clyde J. Berg, has the annual right to cause the operating partnerships to purchase a portion of the limited partner's O.P. Units at a purchase price based on the average market value of the common stock for the ten-trading-day period immediately preceding the date of tender. Upon a limited partner's exercise of any such right, we will have the option to purchase the tendered O.P. Units with available cash, borrowed funds or the proceeds of an offering of newly issued shares of common stock. These put rights become exercisable on December 29, 1999, and are available once a year for a maximum of one-third of the eligible limited partners' total O.P. Units annually. If the total purchase price of the O.P. Units tendered by all of the eligible limited partners in one year exceeds $1 million, we or the operating partnerships will be entitled to reduce proportionately the number of O.P. Units to be acquired from each tendering limited partner so that the total purchase price does not exceed $1 million. The exercise of these put rights may reduce the amount of cash that we have available to distribute to our stockholders and could cause our stock price to fall.

     In addition, after December 1999, all O.P. Unit holders may tender their O.P. Units to us for shares of common stock at market value or cash, at our election. If we elect to pay cash for the O.P. Units, our liquidity may be reduced and we may lack sufficient funds to continue paying the amount of our anticipated or historical cash distributions. This could cause our stock price to fall. The decision to pay cash for tendered O.P. Units is not subject to prior determination by the independent directors committee.

SHARES ELIGIBLE FOR FUTURE SALE COULD NOT AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     We cannot predict the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, could have on the market price of the common stock. Sales of substantial amounts of common stock, including shares issued in connection with the exercise of the exchange rights held by the limited partners of the operating partnerships, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock. Additional shares of common stock may be issued to limited partners, subject to the applicable REIT qualification ownership limit, if they exchange their O.P. Units for shares of common stock pursuant to their exchange rights, or may be sold by us to raise funds required to purchase such O.P. Units if the limited partners elect to tender O.P. Units to us using their put rights. In addition, as of May 10, 1999, current stockholders may resell approximately
6.5 million shares of common stock under a currently effective resale prospectus. Resale of these shares may adversely affect the market price of the common stock. Subject to certain rights that we possess to halt offers and sales of shares of common stock under that prospectus, we intend to maintain the effectiveness with the Securities and Exchange Commission, or the Commission, of the registration statement under which these shares are offered for sale until the end of December 1999. In addition, the holders of 1,250,000 shares of common stock that can be sold subject to Rule 144, including the volume limitation, can resell those shares free of that limitation under another currently effective resale prospectus.

MARKET INTEREST RATES MAY REDUCE THE VALUE OF THE COMMON STOCK.

     One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on such shares, as a percentage of the price of such shares, relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher interest rates would not, however, increase the funds available for us to distribute, and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the price of our common stock to fall.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the shares by the selling stockholders.


                            THE SELLING STOCKHOLDERS

      The selling stockholders include all executive officers and directors, as defined in Rule 405 under the Securities Act of 1933, as amended, who exercise options to purchase shares of our common stock under this registration statement.

      The selling stockholders also include Michael J. Anderson, who served as our Chief Operating Officer and Vice President and as a director from January 1, 1998 until his resignation on April 30, 1999. On June 1, 1999, Mr. Anderson beneficially owned 167,917 shares of our common stock. Mr. Anderson is offering 167,917 shares of our common stock under this prospectus. If all of the shares of common stock offered by Mr. Anderson are sold as described in this prospectus, Mr. Anderson would own no shares of our common stock.


                              PLAN OF DISTRIBUTION

      The selling stockholders may offer their shares at various times in one or more of the following transactions:

     - on any of the United States securities exchanges where the common stock is listed and traded, including the AMEX and the PSE;

     -    in the over-the-counter market;

     -    in   transactions   other   than   on   such   exchanges   or  in  the
          over-the-counter market;

     -    in connection with short sales of the shares;

     -    by pledge to secure debts and other obligations;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     -    in a combination of any of the above transactions.

      The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

      The selling stockholders may use broker-dealers to sell the shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.


                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by McCutchen, Doyle, Brown & Enersen LLP. A partner of McCutchen, Doyle, Brown & Enersen LLP, who is rendering services to us with respect to the offering, owns 12,333 shares of our common stock. McCutchen, Doyle,

Brown & Enersen LLP will rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law.


                                     EXPERTS

      The consolidated financial statements as of December 31, 1998 incorporated in this prospectus by reference to the Mission West Properties' Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PriceWaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

      The Maryland general corporation law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services; or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

      Our charter also authorizes us to the maximum extent permitted by Maryland law to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer, or any individual who, while a director of our corporation and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of our corporation. The bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (ii) any individual who, while a director of our corporation and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our corporation in any of the capacities described above and any employee or agent of our corporation or a predecessor. The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS



ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* Information required by Part I to be contained in the section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "1933 Act"), and the Note to Part I of Form S-8. PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents filed with the Securities and Exchange Commission by Mission West Properties, Inc., a Maryland corporation, or its predecessor Mission West Properties, a California corporation (the "Company") are incorporated by reference in this registration statement:

     1. Our  Annual  Report  on Form 10-K for the  fiscal  year  ended  December
31,1998

     2. The Form S-4 Registration Statement filed on May 15, 1998 and declared effective on November 23, 1998 (Registration No. 333-52835-99)(the "Registration Statement") and the prospectus dated November 23, 1998 filed pursuant to Rule 424(b).

     3. All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998.

     4.  The  description  of  capital  stock  contained  in  the   Registration
Statement.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in this registration statement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES.

      Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     A partner of McCutchen, Doyle, Brown & Enersen, LLP, counsel to the Company in connection with this registration statement, owns 12,333 shares of the Company's Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      See "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" in the Prospectus.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     The restricted securities to be reoffered or resold pursuant to this registration statement consist of stock options and shares of common stock purchased on exercise of stock options granted to executive officers and non-employee directors of the Company under the 1997 Stock Option Plan. The securities were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act following board of director approval of the option grant and the commencement of employment in the case of executive officers, and, in the case of the directors, automatically upon the election or appointment to the position

ITEM 8.  EXHIBITS.

      See Exhibit Index which is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subparagraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California on June 2, 1999.

                               MISSION WEST PROPERTIES, INC.



                               BY: /s/ Carl E. Berg
                                  Carl E. Berg
                                  Chairman of the Board, Chief Executive
                                  Officer and President

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl E. Berg with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute, may do or choose to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated, effective June 8, 1999.

SIGNATURE                       TITLE
---------                       -----


/s/ Carl E. Berg
________________________        Chairman of the Board, Chief Executive
Carl E. Berg                    Officer, President, and Chief Financial
                                Officer and Director

/s/ Marianne K. Aguiar
________________________        Vice President of Finance and Controller
Marianne K. Aguiar


/s/ William A. Hasler
________________________        Director
William A. Hasler


/s/ Lawrence B. Helzel
________________________        Director
Lawrence B. Helzel

                                  EXHIBIT INDEX



EXHIBIT NUMBER   EXHIBIT DESCRIPTION
4.1*             Articles of Amendment and Restatement
4.2*             Bylaws
4.3**            Mission West Properties 1997 Stock Option Plan
5.1              Opinion of McCutchen, Doyle, Brown & Enersen, LLP
5.2              Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP
23.1             Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in
                 Exhibit 5.1)
23.2             Consent of Ballard, Spahr, Andrews & Ingersoll, LLP (included in Exhibit 5.2)
23.3             Consent of PricewaterhouseCoopers LLP
23.4             Consent of PricewaterhouseCoopers LLP
24.1             Powers of Attorney (included on the signature page
                 hereto)

*Incorporated by reference to Amendment No. 4 to the Company's Form S-4 Registration Statement filed with the Securities and Exchange Commission on November 20, 1998.

**Incorporated by reference to the Company's Schedule 14A Proxy Statement filed with the Securities and Exchange Commission on October 21, 1997.